Exhibit 10.4

Marketing Consulting and Independent Contract Agreement

AGREEMENT (this “Agreement”), made us of this 5 day of January of 2017 by and between GLOLEX INC. Unit 9647, 13 Freeland Park Wareham Road, Poole BH16 6F, United Kingdom and OOO HAMURABI of Karla Marksa St. 6, Unit 48, Minsk 223022, Republic of Belarus.

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Client GLOLEX INC. desires to engage OOO HAMURABI as a consultant for the purpose of providing certain sales, marketing and public relation services with particular focus on website search optimization and social media marketing of the Company, and the Consultant desires to accept such engagement on the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties agree as follows:

ARTICLE I

SERVICES

Section 1.1 Services. In consideration for the compensation provided herein, OOO HAMURABI shall diligently promote the GLOLEX INC. Company and its products and  services and the brand and goodwill of Company. OOO HAMURABI shall create, enlarge and exploit the marketplace through raisins brand awareness, sales, special events, fieldwork, meetings and other customary means of promotion. In furtherance of the foregoing, OOO HAMURABI shall provide the following services for and on behalf of GLOLEX INC.:

1.	GLOLEX INC. shall provide information about their Company and its products.
2.	OOO HAMURABI will design and print special advertisement ads and mailings which will be in agreement with the Client GLOLEX INC.
3.	OOO HAMURABI will create special press releases of the upcoming events, promotions and sales.
4.	GLOLEX INC. shall provide mail and all e-mail addresses of consumers to OOO HAMURABI, in order to send flyers and e-invites to special promotional events hosted by the Client.
5.
OOO HAMURABI shall issue press releases regarding the arrangement between the parties and the endorsement by GLOLEX INC. of the Company and its products. All such releases shall be approved by the GLOLEX INC.  Company prior to their dissemination  thereof.

6.

OOO HAMURABI shall provide information about GLOLEX INC. and its products which OOO HAMURABI will include on its website http://www.glolex.top, where the OOO HAMURABI will use GLOLEX INC. as a successful example of the Company’s services and list the company  as  an official service partner.

7.

GLOLEX INC. shall include OOO HAMURABI information and their services on GLOLEX INC. This will be done in effort to promote the partnership as well as services that OOO HAMURABI has been providing the Client.

8.	OOO HAMURABI will offer the same 15% discounts to employees of employees.

 Section 1.2 Partnership Between parties. The relationship between the parties herein is that as of partnership, however not a joint venture partners, employer and employee, principal and agent or any other relationship other than as expressly provided herein. Nothing herein shall be construed to provide the authority to one party to bind the other party.

ARTICLE II
COMPENSATION

Section 2.1 Compensation. Commencing on the first business day of January 5, 2017 and continuing thereafter until the last business day in January 2018 shall be entitled to$ 500 per month; commencing on the last business day in January 2018 OOO HAMURABI shall be entitled to $600 per month for the second year of service, provided that this Agreement has not been terminated in accordance with the terms hereof.

(a)	Invoicing

Invoicing should be provided by OOO HAMURABI to the client (GLOLEX INC.) for their services in advance, or on the last day of the month for the future month.

Section 2. Pay Per Click Revenue. The Net Revenue (as defined below) generated from any Pay Per Click from any Web site directly owned by OOO HAMURABI. As a result of any sale related to the Pay Per Click, OOO HAMURABI will be entitled to .050% of all sales generated by GLOLEX INC. Net Revenue shall be defined as revenues received after any 3rd party fees and expenses. The final amount will be defined as the same amount that the Company receives as profit from such events.

(b)	Commission Compensation

The compensation for the commission incurred by OOO HAMURABI will be provided by the end of first week of each month, which will disclose all compensation/commission for the prior month of service. Section

Section 2.3 Additional Compensation . OOO HAMURABI agrees and acknowledges that it shall be entitled to further compensation from the GLOLEX INC. as a result of the direct sale or promotional codes which shall be used as a result of the Company’s promotional and direct advertisement efforts by OOO HAMURABI. The amount is of compensation is 0.50% of the products sales price after taxes.

ARTICLE III

TERM

Section 3.1 Terms and Conditions. The term of this Agreement shall commence as of January 5, 2019.

Not withstanding anything contained herein to the contrary, the Company shall have the sole and exclusive right to terminate this Agreement for cause after January 2019 provided that OOO HAMURABI has not added value to GLOLEX INC. in the preceding 12-months by performing the items outlined in section 1.1 of this agreement. Value is defined as OOO HAMURABI attempting to lead to GLOLEX INC. to contract arrangements that increase its distribution of its products, increasing brand awareness, strategic introductions to potential partners, and/or notable press releases during the 12-month period. OOO HAMURABI can not guarantee revenues for to GLOLEX INC. and has yet to prove their product will deliver substantial revenues on a going forward basis, but OOO HAMURABI agrees to make best efforts to assist to GLOLEX INC. in introducing their product to the marketplace per the items outlined in section 1.1 of this agreement.

WHEREAS, the Client finds that the OOO HAMURABI is willing to perform certain work hereinafter described in accordance with the provisions of this Agreement; and

WHEREAS, the Client finds that OOO HAMURABI is experienced, qualified, and has the ability to perform the work, all relevant factors considered, and that such performance will be in furtherance of the Client’s objectives.

In consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

4. STANDARD OF CARE

OOO HAMURABI warrants that its services shall be performed by personnel possessing competency consistent with applicable industry standards. No other representation, express or implied, and no warranty or guarantee are included or intended in this Agreement, or in any report, opinion, deliverable, work product, document or otherwise. Furthermore, no guarantee is made as to the efficacy or value of any services performed.

  5. LIMITATION OF LIABILITY

In no event shall OOO HAMURABI be liable to the Client for any indirect, consequential or incidental damages, arising in any manner from this Agreement and the performance or nonperformance of obligations hereunder, except for the grossly negligent acts of misrepresentation of the Company.

6.	GOVERNING LAW

  This Agreement shall be governed by the laws of the State of Georgia, without regard to the conflicts of laws principles thereof.

7.	ENTIRE AGREEMENT

   This Agreement contains the entire agreement among the parties with respect to the subject matter hereof.

8.	COUNTERPARTS

   shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above,

Company Name
GLOLEX INC.

/s/ Maksim Charniak
(CEO  of  GLOLEX INC.)

Company Name
OOO HAMURABI

/s/ Nikolya Prokopchuk
(CEO OOO HAMURABI)

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